UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2012

 ARC Group Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah

(State or other jurisdiction of incorporation)

000-18122 (Commission File Number)	87-0454148 (IRS Employer Identification No.)

810 Flightline Blvd. Deland, FL	32724
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   386-736-4890

N/A

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 0240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Norma Caceres as Chief Financial Officer

Effective as of November 13, 2012, Ms. Norma Caceres has been appointed as the Chief Financial Officer of ARC Group Worldwide, Inc. (the “Company”).  Ms. Caceres currently serves as Vice President and Chief Financial Officer of the Company’s subsidiary Quadrant Metals Technologies, LLC (“QMT”). Ms. Caceres previously joined QMT’s subsidiary, Flomet LLC (“Flomet”), in November 2010 and brings over 18 years of diverse accounting, auditing and financial reporting experience to her role.

Ms. Caceres’ extensive experience was gained through senior and management roles she has held. She joined FloMet in November 2010, as Controller and is currently in the Chief Financial Officer role. For the 10 years prior to joining Flomet, Ms. Caceres was part of the Finance Management team at the Greater Orlando Aviation Authority with Compliance and Financial Reporting responsibilities. She was also part of the Internal Audit team in the early years of her time at the Authority, where she reviewed and provided guidance for implementation and improvement of internal control procedures. At the Public Accounting level she has provided comprehensive services, including audits, reviews, compilations and taxes, to companies in a variety of industries.

Ms. Caceres is a licensed Certified Public Accountant since 1997 and a member of American Institute of Certified Public Accountants, Florida Institute of Certified Public Accountants and the Certified Public Accounting Society of Puerto Rico. She earned her Bachelor’s Degree in Business Administration in Accounting from the University of Puerto Rico and later her Masters from Florida Metropolitan University. She is currently a member of the Board of Directors for the Deland Chamber of Commerce.

Ms. Caceres is not a party to any written agreements with the Company; her current salary is $140,000 per annum and is entitled to the standard benefits of other employees of FloMet LLC.

Resignation of Theodore Deinard as Chief Financial Officer

Effective as of November 13, 2012, Mr. Theodore Deinard has resigned as the Company’s Chief Financial Officer. He shall remain as the Company’s Interim Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC Group Worldwide, Inc.
(Registrant)

Date: November 14, 2012	By:	/s/ Theodore Deinard
Name: Theodore Deinard
Title: Interim Chief Executive Officer